Exhibit 99.1

           Advocat Named in Six Complaints Filed by State of Arkansas

    FRANKLIN, Tenn., Feb. 19 /PRNewswire-FirstCall/ -- Advocat Inc.
(Nasdaq: AVCA) On February 18, 2004, the Company and certain of its subsidiaries were served in six lawsuits filed by the State of Arkansas involving fifteen patients at five nursing homes operated by the Company in Arkansas. The complaint alleges violations of the Arkansas Abuse of Adults Act and violation of the Arkansas Medicaid False Claims Act. The complaints, in the aggregate, seek actual damages totaling approximately $250,000 and fines and penalties in excess of $45 million. The Company intends to vigorously defend itself against these allegations. However, the Company cannot currently predict with certainty the ultimate impact of the above cases on the Company's financial condition, cash flows or results of operations.

    Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company' s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These Forward-looking statements involve a number of risks and uncertainties, including but not limited to, the increased cost of borrowing under the Company's credit agreements, covenant waivers from the Company's lenders, possible amendments to the Company's credit agreements, ability to control ultimate professional liability costs, the impact of future licensing surveys, changes in applicable fire and other safety codes, changing economic conditions, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in 9 states, primarily in the southeast, and three provinces in Canada.

    For additional information about the Company, visit Advocat's Web site: http://www.irinfo.com/avc .



SOURCE  Advocat Inc.
    -0-                             02/19/2004
    /CONTACT: William R. Council, III, Chief Executive Officer of Advocat Inc., +1-615-771-7575/
    /Web site:  http://www.irinfo.com/avc /
    (AVCA)

CO:  Advocat Inc.
ST:  Tennessee, Arkansas
IN:  HEA
SU:  LAW